                         TABLE OF CONTENTS


1.  Occupancy. . . . . . . . . . . . . . . . . . . . . . . . . . .   1
         1.1  Original Term. . . . . . . . . . . . . . . . . . . .   1
         1.2  Possession.. . . . . . . . . . . . . . . . . . . . .   1

2.  Rent . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
         2.1  Base Rent. . . . . . . . . . . . . . . . . . . . . .   1
         2.2  Determination of Market Rate . . . . . . . . . . . .   2
         2.3  Additional Rent. . . . . . . . . . . . . . . . . . .   2

3.  Use of the Premises. . . . . . . . . . . . . . . . . . . . . .   2
         3.1  Permitted Use. . . . . . . . . . . . . . . . . . . .   2
         3.2  Restrictions on Use. . . . . . . . . . . . . . . . .   2
         3.3  Signage. . . . . . . . . . . . . . . . . . . . . . .   3
         3.4  Hazardous Substances . . . . . . . . . . . . . . . .   3

4.  Repairs and Maintenance. . . . . . . . . . . . . . . . . . . .   5
         4.1  Landlord's Obligations . . . . . . . . . . . . . . .   5
         4.2  Tenant's Obligations . . . . . . . . . . . . . . . .   5
         4.3  Repairs to Comply with Laws. . . . . . . . . . . . .   5
         4.4  Landlord's Interference with Tenant. . . . . . . . .   6
         4.5  Reimbursement for Repairs Assumed. . . . . . . . . .   6
         4.6  Inspection of Premises . . . . . . . . . . . . . . .   6

5.  Alterations. . . . . . . . . . . . . . . . . . . . . . . . . .   6
         5.1  Alterations Prohibited . . . . . . . . . . . . . . .   6
         5.2  Ownership and Removal of Alterations . . . . . . . .   7

6.  Insurance; Indemnification; Subrogation. . . . . . . . . . . .   7
         6.1  Liability Insurance. . . . . . . . . . . . . . . . .   7
         6.2  Property Insurance . . . . . . . . . . . . . . . . .   7
         6.3  Indemnification. . . . . . . . . . . . . . . . . . .   7

         6.4 Waiver of Subrogation . . . . . . . . . . . . . . . .   8

7.  Taxes; Utilities . . . . . . . . . . . . . . . . . . . . . . .   8
         7.1  Property Taxes . . . . . . . . . . . . . . . . . . .   8
         7.2  Special Assessments. . . . . . . . . . . . . . . . .   8
         7.3  Contest of Taxes . . . . . . . . . . . . . . . . . .   9
         7.4  Proration of Taxes . . . . . . . . . . . . . . . . .   9
         7.5  New Charges or Fees. . . . . . . . . . . . . . . . .   9
         7.6  Payment of Utilities Charges . . . . . . . . . . . .   9

8.  Damage and Destruction. . . . .  . . . . . . . . . . . . . . .   9

         8.1  Damaged Premises . . . . . . . . . . . . . . . . . .   9
         8.2  Damage or Destruction Late in Term . . . . . . . . .   9
         8.3  Rent Abatement . . . . . . . . . . . . . . . . . . .  10
         8.4  Personal Property. . . . . . . . . . . . . . . . . .  10

9.  Eminent Domain . . . . . . . . . . . . . . . . . . . . . . . .  10
         9.1  Partial Taking . . . . . . . . . . . . . . . . . . .  10
         9.2  Total Taking . . . . . . . . . . . . . . . . . . . .  10
         9.3  Sale in Lieu of Condemnation . . . . . . . . . . . .  11

10. Liens. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11

11. Quiet Enjoyment; Mortgage Priority . . . . . . . . . . . . . .  11
        11.1  Landlord's Warranty. . . . . . . . . . . . . . . . .  11
        11.2  Mortgage Priority. . . . . . . . . . . . . . . . . .  11
        11.3  Estoppel Certificate . . . . . . . . . . . . . . . .  12

12. Assignment and Subletting. . . . . . . . . . . . . . . . . . .  12

13. Default. . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
        13.1  Default in Rent. . . . . . . . . . . . . . . . . . .  13
        13.2  Default in other covenants . . . . . . . . . . . . .  13
        13.3  Insolvency . . . . . . . . . . . . . . . . . . . . .  13
        13.4  Abandonment. . . . . . . . . . . . . . . . . . . . .  13

14. Remedies on Default. . . . . . . . . . . . . . . . . . . . . .  13
        14.1  Termination. . . . . . . . . . . . . . . . . . . . .  13
        14.2  Reletting. . . . . . . . . . . . . . . . . . . . . .  14
        14.3  Remedies . . . . . . . . . . . . . . . . . . . . . .  14
        14.4  Landlord's Right to Cure Defaults. . . . . . . . . .  14
        14.5  Remedies Cumulative. . . . . . . . . . . . . . . . .  14

15. Surrender at Expiration. . . . . . . . . . . . . . . . . . . .  14
        15.1  Condition of Premises. . . . . . . . . . . . . . . .  14
        15.2  Fixtures . . . . . . . . . . . . . . . . . . . . . .  14
        15.3  Holdover . . . . . . . . . . . . . . . . . . . . . .  15

16. Miscellaneous . . . . . . . . . . . . . . . . . . . . . . . .   15
        16.1  Nonwaiver . . . . . . . . . . . . . . . . . . . . .   15
        16.2  Attorney Fees . . . . . . . . . . . . . . . . . . .   15
        16.3  Notices . . . . . . . . . . . . . . . . . . . . . .   16
        16.4  Succession. . . . . . . . . . . . . . . . . . . . .   16
        16.5  Recordation . . . . . . . . . . . . . . . . . . . .   16
        16.6  Entry for Inspection. . . . . . . . . . . . . . . .   16
        16.7  Interest on Rent and other Charges. . . . . . . . .   16
        16.8  Proration of Rent . . . . . . . . . . . . . . . . .   16

        16.9  Time of Essence . . . . . . . . . . . . . . . . . .  16

17. Arbitration . . . . . . . . . . . . . . . . . . . . . . . . .  17

                                                                   EXHIBIT 10.28

              COMMERCIAL LEASE


Date:

Between: AVALON ISLAND, L.L.C. ("Avalon" or "Landlord") a Washington limited liability company
              P.O. Box 1357
              Kent, WA 98035-1357


And:                 WESTERN POWER & EQUIPMENT CORP., an
              Oregon corporation    ("Western Power" or "Tenant")
              1745 NE Columbia Boulevard
              Portland, OR 97211

    Western Power owns the real property and improvements thereon described on Exhibit A attached hereto (the "Premises"). Under a Purchase and Sale Agreement dated September 22, 1995, Western Power has agreed to sell the Premises to Avalon. Concurrently with closing the sale of the Premises and the transfer of fee title to the Premises to Avalon (the "Closing Date"), Western Power will lease the Premise from Avalon on the terms and conditions stated herein.

Section 1.Occupancy

    1.1 Original Term. The term of this Lease shall commence upon the Closing Date and continue through November 30, 2015, unless sooner terminated as hereinafter provided.

    1.2 Possession. Tenant's right to possession and obligations under the Lease shall commence on the Closing Date. If the Closing Date does not fall on the first day of the month, rent for the first month under this Lease shall be prorated accordingly, and shall be due on the Closing Date.

Section 2.Rent

    2.1 Base Rent. Tenant covenants and agrees to pay the Base Rent to Landlord, in advance, without demand, deduction or set off, at such place as may be designated by Landlord, on the first day of each month, throughout the Original Term of this Lease. Without waiving the foregoing covenant, Landlord agrees that Tenant may take as an offset to the Base Rent the cost of any necessary repairs to the foundation, the roof, or the external walls which Tenant incurs because Landlord fails to make such repairs as required by Section 4.5, or any costs incurred for failure of Landlord to undertake Cleanup Activity as required under Section 3.4. Tenant shall pay to Landlord as monthly rent the following amounts:

TERM                         MONTHLY RENT         ANNUAL RENT
Closing Date to 11-30-2000     $17,000              $204,000

12-1-2000 to 11-30-2005        $19,000              $228,000

12-1-2005 to 11-30-2010      Market Rate pursuant to Section 2.2

12-1-2010 to 11-30-2015      Market Rate pursuant to Section 2.2

    2.2 Determination of Market Rate. Four months prior to the beginning of the five-year periods that begin on December 1, 2005 and December 1, 2010 referenced in Section 2.1, Landlord and Tenant shall each choose a qualified, independent real estate agent familiar with commercial rental values in the area, and the two agents chosen shall choose a third agent, each of whom shall submit a determination of market rates for the following five-year term. The three market rate opinions shall be averaged to arrive at the Market Rate for the five-year term. The determination shall be final and binding upon the parties. The cost incurred to obtain the third opinion shall be borne equally by both parties.

    Notwithstanding the foregoing, for the five-year period beginning December 1, 2005, in no event shall the Market Rate determined pursuant to this Section be less than $21,000 per month nor greater than $24,000 per month.

    2.3 Additional Rent. All taxes, insurance costs, utility charges, maintenance costs and repair charges that Tenant is required to pay by this Lease, and any other sum that Tenant is required to pay to Landlord or third parties shall be additional rent.

Section 3.Use of the Premises

    3.1 Permitted Use. The Premises shall be used for retail sales, service, storage and repair of agricultural, utility or industrial equipment, machinery and parts and for no other purpose without the consent of Landlord, which consent shall not be unreasonably withheld.

    3.2 Restrictions on Use. In connection with the use of the Premises, Tenant shall:

         (a) Conform to all applicable laws and regulations of any public authority affecting the Premises and the use, and correct at Tenant's own expense any failure of compliance created through Tenant's fault or by reason of Tenant's use, but Tenant shall not be required to make any structural changes to effect such compliance.

         (b) Refrain from any activity that would make it impossible to insure the Premises against casualty, would permanently increase the insurance rate, or would prevent Landlord from taking advantage of any ruling allowing Landlord to obtain reduced premium rates for long-term fire insurance policies, unless Tenant pays the additional cost of the insurance.

         (c) Refrain from any use that would be reasonably offensive to other tenants or owners or users of neighboring premises or that would tend to create a nuisance or damage the reputation of the Premises.

         (d) Refrain from loading the electrical system or floors beyond the point considered safe by a competent engineer or architect selected by Landlord.

         (e) Subject to Section 3.3, refrain from making any marks on or attaching any additional sign, insignia, antenna, aerial, satellite dish or other device to the exterior or interior walls, windows, or roof of the Premises without the written consent of Landlord, which shall not be unreasonably withheld.

    3.3 Signage. Tenant will be responsible for providing its own signage. Tenant will obtain Landlord's prior approval of the design, size, color, materials, and other details of the sign face. Landlord acknowledges that Tenant already has signage on the Premises and hereby consents to such signage.

    3.4  Hazardous Substances.

         (a) Definitions. For purposes of this Section, the term "Hazardous Substance" means any substance, material or waste, including oil or petroleum products or their derivatives, solvents, PCB's, explosive substances, asbestos, radioactive materials or waste, and any other toxic, ignitable, reactive, corrosive, contaminating or pollution materials which are now or in the future subject to any governmental regulation; the term Hazardous Substance Laws" means all federal, state and local lows, ordinances, regulations and standards relating to the use, analysis, production, storage, sale, release, discharge, disposal or transportation of any Hazardous Substance.

         (b) Tenant Compliance With Hazardous Substance Laws. Neither Tenant or its officers, employees, agents, invitees, sub-lessees or assigns shall cause or permit any Hazardous Substance to be spilled, leaked, disposed of, or otherwise released or discharged on or under the Premises, or cause any Hazardous Substance to be spilled, leaked, disposed of, or otherwise released or discharged on or under any property adjacent to the Premises. Tenant may use or otherwise handle on the Premises only those Hazardous Substances typically used or sold in the prudent and safe operation of the business specified in Section 3.1. Tenant may store such Hazardous Substances on the Premises only in quantities necessary to satisfy Tenant's reasonably anticipated needs. Tenant shall comply with all Hazardous Substance Laws and exercise care in the use, handling, storage and transportation of Hazardous Substances and shall take all possible measures consistent with the practicable operation of its business to minimize the quantity and toxicity of Hazardous Substances used, handled, transported or stored on the Premises. Upon the expiration or termination of this Lease, Tenant shall remove from the Premises all Hazardous Substances stored there by Tenant or its sublessees or assigns.

         (c) Indemnification by Tenant. Tenant shall indemnify, defend, and hold Landlord harmless from any and all claims, judgments, damages, penalties, fines, costs, liabilities, or losses which arise during or after the Lease term as a result of contamination by Hazardous Substances as a result of Tenant's use or activities or the use or activities of Tenant's officers, employees, agents, invitees, sublessees or assigns. This indemnification of Landlord by Tenant shall include, without limitation, all costs incurred in connection with any investigation of site conditions or any cleanup, remedial, removal or restoration work required by any federal, state, or local governmental agency or political subdivision because of Hazardous Substances present in the soil and ground water on or under the Premises.

         (d) Indemnification by Landlord. Landlord shall indemnify, defend, and hold Tenant harmless from any and all claims, judgments, damages, penalties, fines, costs, liabilities, or losses which arise during or after the Lease term as a result of contamination by Hazardous Substances as a result of Landlord's use or activities on the Premises or the use or activities of Landlord's officers, employees, agents, invitees, or assignees on the Premises. This indemnification of Tenant by Landlord shall include, without limitation, all costs incurred in connection with any investigation of site conditions or any cleanup, remedial, removal or restoration work required by any federal, state, or local governmental agency or political subdivision because of Hazardous Substances present in the soil and ground water on or under the Premises.

         (e) Notification. Each party shall give written notice to the other within three (3) business days after the date on which the party learns or first has reason to believe that:

         (1) there has or will come to be located on or about the Premises any Hazardous Substance;

         (2) a release, discharge or emission of a Hazardous Substance has occurred on or about the Premises;

         (3) an enforcement, cleanup, removal or other governmental or regulatory action has been threatened or commenced against the party or with respect to the Premises pursuant to any Hazardous Substance Laws;

         (4) a claim has been made or threatened by any person or entity against the party or the Premises on account of an alleged loss or bodily injury claimed to result from the alleged presence or release on the Premises of a Hazardous Substance; or

         (5) a report, notice, or complaint has been made to or filed with a governmental agency concerning the presence, use or disposal of any Hazardous Substance on the Premises. Any such notice shall be accompanied by copies of any such claim, report, complaint, notice, warning or other communication that is in the possession of or is reasonably available to the party.

         (f)  Cleanup Activity.

         (1) If during the term of this Lease any remedial action is necessary to clean up any environmental contamination of the Premises (the "Cleanup Activity") to which Tenant's indemnification of Landlord in Section 3.4(c) applies, Tenant shall proceed with reasonable diligence to complete the Cleanup Activity as promptly as possible in compliance with all Hazardous Substance Laws. If after written notice from Landlord Tenant fails to proceed with reasonable diligence to complete the Cleanup Activity, Landlord shall have the right, but not the obligation, to carry out the Cleanup Activity, and to recover all of the costs and expenses thereof from Tenant. The rights and obligations of the parties set forth in this Section 3.4(f) shall be in addition to those rights and obligations set forth elsewhere in this Lease.

         (2) Except as set forth in Section 3.4(f)(1), if any other Cleanup Activity is necessary, Landlord shall proceed with reasonable diligence to complete the Cleanup Activity as promptly as possible in compliance with all Hazardous Substance Laws. If Landlord fails to proceed with reasonable diligence to complete the Cleanup Activity, Tenant shall have the right, but not the obligation, to carry out the Cleanup Activity, and to recover all of the costs and expenses thereof from Landlord as a set off against payment of rent under this Lease. The rights and obligations of the parties set forth in this
Section 3.4(f) shall be in addition to those rights and obligations set forth elsewhere in this Lease.

         (g) Survival. The parties obligations under this Section 3.4 shall survive the expiration or earlier termination of this Lease.

Section 4.Repairs and Maintenance

    4.1 Landlord's Obligations. Landlord shall maintain and repair the roof, exterior walls and foundation of the Premises. Tenant shall immediately notify Landlord of any condition, damage, or occurrence which may require maintenance or repair of the roof, exterior walls or foundation.

    4.2 Tenant's Obligations. Except as set forth in Section 4.1 and subject to Section 8 herein, Tenant shall repair and maintain the Premises as necessary to preserve the Premises in good working order and condition, including but not limited to providing regularly scheduled maintenance and replacement of the heating and air conditioning system.

    4.3 Repairs to Comply with Laws. Any repairs, alterations, or other improvements required by any governmental authority which require repair, alteration or improvements to the roof, foundation or external walls of the Premises shall be performed by Landlord at its sole cost and expense. Any and all other repairs, alterations, or other improvements on or to the Premises required by any governmental authority shall be performed by Tenant at its sole cost and expense.

    4.4 Landlord's Interference with Tenant. In performing any repairs, replacements, alterations, or other work performed on or around the Premises, Landlord shall not cause unreasonable interference with use of the Premises by Tenant. Tenant shall have no right to an abatement of rent nor any claim against Landlord for any inconvenience or disturbance resulting from Landlord's activities performed in conformance with the requirement of this provision.

    4.5 Reimbursement for Repairs Assumed. If either party fails or refuses to make repairs that are required by this Section 4 in a timely manner, the other party may make the repairs and charge the actual costs of repairs to the first party. Such expenditures by Landlord shall be charged to Tenant as additional rent and shall be reimbursed by Tenant on demand. Such expenditures by Tenant shall be reimbursed by Landlord on demand or may be deducted from rent as set forth in Section 2.1. Except in an emergency creating an immediate risk of personal injury or property damage, neither party may perform repairs which are the obligation of the other party and charge the other party for the resulting expense unless at least ten (10) days before work is commenced the defaulting party is given notice in writing outlining with reasonable particularity the repairs required, and such party fails within that time to initiate such repairs in good faith.

    4.6 Inspection of Premises. Landlord shall have the right to inspect the Premises at any reasonable time or times to determine the necessity of repair.

Section 5.Alterations

    5.1 Alterations Prohibited. Tenant shall make no improvements or alterations to the Premises without first obtaining Landlord's written consent, which consent shall not be unreasonably withheld. All alterations shall be made according to architectural designs and plans, construction drawings and specifications approved by Landlord, which approval shall not be unreasonably withheld or delayed, and in a good and workmanlike manner, and in compliance with applicable laws and building codes. As used herein, "alterations" includes the exterior installation of transmitters and receivers (e.g., satellite dishes) and related wiring, cables, and conduit. All approved improvements and alterations shall be made at Tenant's sole expense and Tenant shall keep the Premises free from any lien arising out of work performed pursuant to this Section. In the event any such lien is filed against the Premises by any person claiming by, through or under Tenant, Tenant shall, upon request of Landlord, at Tenant's expense, immediately furnish a bond in form and amount and issued by a surety satisfactory to Landlord, indemnifying the Landlord and the Premises against all liability relating to such lien. Provided that such bond has been furnished to Landlord, Tenant, at its sole cost and expense may contest, by appropriate proceedings conducted in good faith and with due diligence, any lien, encumbrance or charge against the Premises arising from work done or materials provided to and for Tenant, providing that such contest is conducted in a manner that does not cause any risk that Landlord's interest in the Premises will be foreclosed for nonpayment.

    5.2 Ownership and Removal of Alterations. All approved improvements and alterations made to the Premises by either Landlord or Tenant during the term of this Lease, other than Tenant's trade fixtures, shall be the property of Landlord when installed unless the applicable Landlord's consent provides otherwise. Upon expiration of the term or earlier termination under this Lease, Tenant's trade fixtures shall be removed by Tenant and the Premises restored to its condition prior to installation if the applicable consent so required.

Section 6.Insurance; Indemnification; Subrogation

    6.1 Liability Insurance. Tenant shall procure and thereafter maintain during the term of this Lease shall continue to carry the following insurance at Tenant's cost: commercial general liability policy (occurrence version) in a responsible company with coverage for bodily injury and property damage liability with a general aggregate limit of not less than $1,000,000 for injury to one person, $3,000,000 for injury to two or more persons in once occurrence. Such insurance shall cover all risks arising directly or indirectly out of Tenant's activities on or any condition of the Premises. Such insurance shall protect Tenant against the claims of Landlord on account of the obligations assumed by Tenant under Section 6.3, and shall name Landlord as an additional insured. Certificates evidencing such insurance and bearing endorsements requiring 10 days' written notice to Landlord prior to any change or cancellation shall be furnished to Landlord prior to Tenant's occupancy of the Premises.

    6.2 Property Insurance. Tenant shall, at Tenant's expense, keep the Premises insured against loss or damage resulting from perils covered by what is commonly referred to as "all risk" coverage insurance (but excluding earthquake and flood) for the full insurable replacement cost (guaranteed replacement).
All premiums on said policy(s) shall be paid by Tenant. The policy(s) or a certificate thereof signed by the insurer shall be delivered to Landlord within five (5) days after the issuance and/or renewal of the policy(s) to the Tenant. Each policy shall name Landlord as an additional insured, and shall provide that such policy(s) may not be amended or canceled without thirty (30) days' prior written notice to Landlord. If Tenant fails to obtain the above required insurance, Landlord may, but shall not be required to procure such insurance and charge the cost to Tenant as additional rent, payable on demand. Tenant shall carry similar insurance insuring the property of Tenant on the property against such risks.

    6.3 Indemnification. Except as set forth in Section 3.4(d), Tenant shall indemnify and hold Landlord harmless from and against any and all third-party claims, loss or liability for accident, injury or damage to persons or property arising from or in connection with, Tenant's possession, operation, use, or occupation of the Premises. In case any action or proceeding is brought against Landlord and such claim is a claim from which Tenant is obligated to indemnify Landlord pursuant to this Section, Tenant, upon notice from Landlord, shall resist and defend such action or proceeding (by counsel reasonably satisfactory to Landlord). Landlord and Landlord's agents shall have no liability to Tenant for any injury, loss, or damage caused by third parties or by any condition of the Premises except to the extent caused by Landlord's negligence or breach of any of Landlord's covenants contained in this Lease.

    6.4 Waiver of Subrogation. Neither party, nor its officers, directors, employees, agents or invitees, nor, in the case of Tenant, subtenants, shall be liable to the other party or to any insurance company (by way of subrogation or otherwise) insuring the other the other party for any loss or damage to any building, structure or other tangible property, when such loss is caused by any of the perils which are or could be insured against under a standard policy of full replacement cost insurance for fire, theft and all risk coverage, or losses under workers' compensation laws and benefits, even though such loss or damage might have been occasioned by the negligence of such party, its agents or employees (this clause shall not apply, however, to any damages causes by intentionally wrongful actions or omissions); provided, however, that if, by reason of the foregoing waiver, either party shall be unable to obtain any such insurance, such waiver shall be deemed not to have been made by such party and, provided further, that if either party shall be unable to obtain any such insurance without the payment of an additional premium therefor, then, unless the party claiming the benefit of such waiver shall agree to pay such party for the cost of such additional premium within thirty (30) days after notice setting forth such requirement and the amount of the additional premium, such waiver shall be of no force and effect between such party and such claiming party. Each party shall use reasonable efforts to obtain such insurance from a company that does not charge an additional premium or, if that is not possible, one that charges the lowest additional premium. Each party shall give the other party notice at any time when it is unable to obtain insurance with such a waiver of subrogation without the payment of an additional premium and the foregoing waiver shall be effective until thirty (30) days after notice is given. Notwithstanding anything contained herein, Landlord is not obligated under this Lease to insure the Premises.

Section 7.Taxes; Utilities

    7.1 Property Taxes. Tenant shall pay as due all taxes on its personal property located on the Premises. Tenant shall pay as due all real property taxes levied against the Premises. As used herein, real property taxes includes any fee or charge relating to the ownership, use, or rental of the Premises, other than taxes on the net income of Landlord or Tenant.

    7.2 Special Assessments. If an assessment for a public improvement is made against the Premises, Tenant shall pay such assessment. Landlord shall take all appropriate action to cause such assessment to be paid in the maximum number of installments permitted by law, statute or ordinance (if such option for installment payments is available to Landlord), in which case all installments coming due during the Lease term shall be treated the same as general property taxes pursuant to section 7.1.

    7.3 Contest of Taxes. Tenant shall be permitted to contest the amount of any tax or assessment as long as such contest is conducted in a manner that does not cause any risk that Landlord's interest in the Premises will be foreclosed for nonpayment.

    7.4 Proration of Taxes. Tenant's share of real property taxes for the years in which this Lease commences or terminates shall be prorated based on the portion of the tax year that this Lease is in effect.

    7.5 New Charges or Fees. If a new charge or fee relating to the ownership or use of the Premises or the receipt of rental therefrom or in lieu of property taxes is assessed or imposed, then, to the extent permitted by law, Tenant shall pay such charge or fee. Tenant, however, shall have no obligation to pay any income, profits, or franchise tax levied on the net income derived by Landlord from this Lease.

    7.6 Payment of Utilities Charges. Tenant shall pay when due all charges for services and utilities incurred in connection with the use, occupancy, operation, and maintenance of the Premises, including, but not limited to, charges for fuel, water, gas, electricity, sewage disposal, power, refrigeration, air conditioning, telephone, and janitorial services.

Section 8.Damage and Destruction

    8.1 Damaged Premises. Tenant shall give immediate notice to Landlord in the event of any damage or destruction affecting the Premises. Subject to the provisions of this Section 8, Tenant shall immediately proceed to restore the Premises to substantially the same form as prior to the damage using the proceeds of insurance carried pursuant to Section 6 of this Lease, provided that Landlord shall make such insurance proceeds available to Tenant to cover the cost of restoration work as it occurs. Restoration shall be performed according to architectural designs, plans and construction drawings and specifications approved in advance by Landlord, which approval shall not be unreasonably withheld. Notwithstanding the foregoing, if the insurance proceeds are paid over to Landlord's mortgagee and used to reduce any indebtedness, Tenant shall have no obligation to restore and Tenant, at its option, may elect to terminate this Lease, effective on the date of such damage or destruction.

    8.2 Damage or Destruction Late in Term. If within four years before the end of the lease term the Premises are destroyed or damaged such that the cost of repair exceeds 50% of the value of the structure before the damage, Tenant may elect to terminate the lease as of the date of the damage or destruction by giving notice to Landlord in writing not more than 45 days following the date of damage. In such event all rights and obligations of the parties shall cease as of the date of termination, and Tenant shall be entitled to the reimbursement of any prepaid amounts paid by Tenant and attributable to the anticipated term. Tenant shall surrender possession of the Premises within a reasonable time after such written notice is given, and assign any insurance proceeds paid on account of such damage to Landlord. If Tenant does not elect to terminate, Tenant shall proceed to restore the Premises to substantially the same form as prior to the damage or destruction using the proceeds of insurance carried pursuant to
Section 6 of this Lease and any insurance proceeds available from Landlord's insurance. Work shall be commenced as soon as reasonably possible and thereafter shall proceed without interruption except for work stoppages on account of labor disputes and matters beyond Tenant's reasonable control.

    8.3 Rent Abatement. To the extent that the Premises are rendered untenantable, the Rent shall proportionately abate, except in the event such damage resulted from the fault, or neglect of Tenant, Tenant's contractors, agents, employees, invitees or licensees, in which event Rent shall abate only to the extent Landlord receives proceeds from a rental income insurance policy to compensate Landlord for full loss of rent.

    8.4 Personal Property. All personal property in said Premises shall be at the risk of Tenant. Except to the extent caused by the negligent or intentional acts of Landlord, Landlord or Landlord's agents shall not be liable for any damage either to person or property, sustained by Tenant or others, caused by any defects now in said Premises or hereafter occurring therein, or any part or appurtenance thereof, caused by being out of repair, or caused by the bursting or leaking of water, gas, sewer or steam pipes.

Section 9.Eminent Domain

    9.1  Partial Taking.  If a portion of the Premises is condemned and Section
9.2 does not apply, the Lease shall continue on the following terms:

         (a) The parties shall be entitled to share in the condemnation proceeds in proportion to the values of their respective interests in the Premises. Tenant's right to participate in the condemnation proceeds shall be limited to the value of its leasehold interest and the depreciated value of any improvements and alterations constructed on the Premises at the tenant's sole expense subsequent to the commencement of this Lease.

         (b) Landlord shall proceed as soon as reasonably possible to make such repairs and alterations to the Premises as are necessary to restore the remaining Premises to a condition as comparable as reasonably practicable to that existing at the time of the condemnation.

         (c) After the date on which title vests in the condemning authority or an earlier date on which alterations or repairs are commenced by Landlord to restore the balance of the Premises in anticipation of taking, the rent shall be reduced in proportion to the reduction in value of the Premises as an economic unit on account of the partial taking. If the parties are unable to agree on the amount of the reduction of rent, the amount shall be determined by arbitration in the manner provided in Section 17.

    9.2 Total Taking. If a condemning authority takes all of the Premises or a portion which Landlord and Tenant agree is sufficient to render the remaining Premises reasonably unsuitable for the use that Tenant was then making of the Premises, the Lease shall terminate as of the date the title vests in the condemning authorities. The parties shall be entitled to share in the condemnation proceeds in proportion to the values of their respective interests in the Premises.

    9.3 Sale in Lieu of Condemnation. Sale of all or part of the Premises to a purchaser with the power of eminent domain in the face of a threat or probability of the exercise of the power shall be treated for the purposes of this Section 9 as a taking by condemnation.

Section 10.Liens

    10.1 Except with respect to activities for which Landlord is responsible, Tenant shall pay as due all claims for work done on and for services rendered or material furnished to the Premises, and shall keep the Premises free from any liens. If Tenant fails to pay any such claims or to discharge any lien, Landlord may do so and collect the cost as additional rent. Any amount so added shall bear interest at the rate of 12% per annum from the date expended by Landlord and shall be payable on demand. Such action by Landlord shall not constitute a waiver of any right or remedy which Landlord may have on account of Tenants default.

    10.2 Tenant may withhold payment of any claim in connection with a good-faith dispute over the obligation to pay, as long as Landlord's property interests are not jeopardized. If a lien is filed as a result of nonpayment, Tenant shall, within ten (10) days after knowledge of the filing, secure the discharge of the lien or deposit with Landlord cash or sufficient corporate surety bond or other surety satisfactory to Landlord in an amount sufficient to discharge the lien plus any costs, attorney fees, and other charges that could accrue as a result of a foreclosure or sale under the lien.

Section 11.Quiet Enjoyment; Mortgage Priority

    11.1 Landlord's Warranty. Landlord warrants that it is the owner of the Premises and has the right to lease them free of all encumbrances. Landlord will defend Tenant's right to quiet enjoyment of the Premises from the lawful claims of all persons during the Lease term.

    11.2 Mortgage Priority. This lease is and shall be prior to any mortgage or deed of trust ("Encumbrance") recorded after the date of this lease and affecting the Premises. However, if any lender holding such an Encumbrance requires that this lease be subordinate to the Encumbrance, then Tenant agrees that the lease shall be subordinate to the Encumbrance if the holder thereof agrees in writing with Tenant that as long as Tenant performs its obligations under this lease no foreclosure, deed given in lieu of foreclosure, or sale pursuant to the terms of the Encumbrance, or other steps or procedures taken under the Encumbrance shall affect Tenant's rights under this lease. If the foregoing condition is met, Tenant shall execute the written agreement and any other documents required by the holder of the Encumbrance to accomplish the purposes of this paragraph. If the Premises are sold as a result of foreclosure of any Encumbrance thereon, or otherwise transferred by Landlord or any successor, Tenant shall attorn to the purchaser or transferee.

    11.3 Estoppel Certificate. Either party will, within 20 days after notice from the other, execute and deliver to the other party a certificate stating whether or not this Lease has been modified and is in full force and effect and specifying any modifications or alleged breaches by the other party. The certificate shall also state the amount of monthly base rent, the dates to which rent has been paid in advance, and the amount of any security deposit or prepaid rent. Failure to deliver the certificate within the specified time shall be conclusive upon the party from whom the certificate was requested that the Lease is in full force and effect and has not been modified except as represented in the notice requesting the certificate.

Section 12.Assignment and Subletting.

    12.1 Landlord hereby agrees that Tenant may assign this Lease or sublease all or a portion of the Premises in writing to any other party, with the prior written consent of Landlord, provided that:

         (1) Landlord shall have the right to pre-approve each and every proposed subtenant and assignee, which approval shall not be unreasonably withheld.

         (2) Any attempt by Tenant to assign, transfer, or sublet without Landlord's prior written consent shall be void and shall constitute a material default by Tenant.

         (3) Regardless of Landlord's consent to an assignment or sublease, Tenant shall not be released from any of its obligations and liabilities under the lease, except as may be set forth in Landlord's written consent.

         (4) Landlord's acceptance of rent from any other person or entity pending a determination of whether to consent to an assignment or sublease shall not constitute a waiver of Landlord's right to approve or disapprove such assignment.

         (5) A default by an assignee, sublessee, or transferee shall constitute a default by Tenant and in the event of such default, Landlord may proceed directly against Tenant.

         (6) Tenant shall grant to Landlord a security interest in all of its right, title and interest in all rents and income from an assignment or sublease to secure the payment of rent owed under this Lease.

         (7) Tenant shall pay all reasonable costs and fees incurred by Landlord in connection with evaluating whether to give its consent and/or in giving its consent to a proposed assignment or sublease, including attorneys', architects', engineers' and consultants' fees, not to exceed $2500.

    12.2 Notwithstanding any provision to the contrary, Tenant may assign this Lease or sublet all or part of the Premises, without Landlord's approval, to a parent corporation, any subsidiary, any affiliate, any partnership where Tenant or any affiliate of Tenant is the managing or general partner, or in connection with a merger, acquisition, reorganization or consolidation of Tenant, or in connection with the sale or transfer of all or substantially all of Tenants
(or its parent's or affiliates') stock or assets. The term "affiliate" as used herein shall mean any entity in which Tenant or its parent corporation holds thirty percent (30%) or more of the ownership interests.
Notwithstanding a transfer pursuant to this Section 12.2, Tenant shall not be released from liability under this Lease upon the assignment or subletting of all or part of the Premises to such parent corporation, subsidiary, affiliate, or partnership.

Section 13.Default

    The following shall be events of default:

    13.1 Default in Rent. Failure of Tenant to pay any rent or other charge within ten (10) days after it is due.

    13.2 Default in other covenants. Failure of Tenant to Comply with any term or condition or fulfill any obligation of the Lease (other than the payment of rent or other charges) within 20 days after written notice by Landlord specifying the nature of the default with reasonable particularity. If the default is of such a nature that it cannot be completely remedied within the 20-day period, this provision shall be complied with if Tenant begins correction of the default within the 20-day period and thereafter proceeds with reasonable diligence and in good faith to effect the remedy as soon as practicable.

    13.3 Insolvency. Insolvency of Tenant; an assignment by Tenant for the benefit of creditors; the filing by Tenant of a voluntary petition in bankruptcy; an adjudication that Tenant is bankrupt or the appointment of a receiver of the properties of Tenant; the filing of any involuntary petition of bankruptcy and failure of Tenant to secure a dismissal of the petition within 30 days after filing shall constitute a default. If Tenant consists of two or more individuals or business entities, the events of default specified in this
Section 13.3 shall apply to each individual unless within ten (10) days after an event of default occurs, the remaining individuals produce evidence satisfactory to Landlord that they have unconditionally acquired the interest of the one causing the default. If the Lease has been assigned, the events of default so specified shall apply only with respect to Tenant and to the one then exercising the rights of Tenant under the Lease.

    13.4 Abandonment. Failure of Tenant for thirty (30) days or more to occupy the Premises for one or more of the purposes permitted under this Lease, unless such failure is excused under other provisions of this Lease.

Section 14.Remedies on Default

    14.1 Termination. In the event of a default, the Lease may be terminated at the option of Landlord by written notice to Tenant. Whether or not the Lease is terminated by the election of Landlord or otherwise, Landlord shall be entitled to recover damages from Tenant for the default, and Landlord may reenter, take possession of the Premises, and remove any persons or property by legal action and without having accepted a surrender.

    14.2 Reletting. Following reentry or abandonment, Landlord may relet the Premises and in that connection may make any suitable alterations or refurbish the Premises, or both, or change the character or use of the Premises, but Landlord shall not be required to relet for any use or purpose other than that specified in the Lease or which Landlord may reasonably consider injurious to the Premises, or to any tenant that Landlord may reasonably consider objectionable. Landlord may relet all or part of the Premises, alone or in conjunction with other properties, for a term longer or shorter than the term of this Lease, upon any reasonable terms and conditions, including the granting of reasonable rent-free occupancy or other rent concession.

    14.3 Remedies. In the event of material breach or default under the terms of this Lease, either party shall have all rights and remedies available to them under law or equity in the State of Washington.

    14.4 Landlord's Right to Cure Defaults. If Tenant fails to perform any obligation under this Lease, Landlord shall have the option to do so after 30 days' written notice to Tenant. All of Landlords expenditures to correct the default shall be reimbursed by Tenant on demand with interest at the rate of 12% annum from the date of expenditure by Landlord. Such action by Landlord shall not waive any other remedies available to Landlord because of the default.

    14.5 Remedies Cumulative. The foregoing remedies shall be in addition to and shall not exclude any other remedy available to Landlord under applicable law.

Section 15.Surrender at Expiration

    15.1 Condition of Premises. Subject to the provisions of Section 8 herein, upon expiration of the Lease term or earlier termination on account of default, Tenant shall deliver all keys to Landlord and surrender the Premises in first class condition and broom clean, reasonable wear and tear excepted. Alterations constructed by Tenant with permission from Landlord shall not be removed or the Premises restored to the original condition unless the terms of permission for the alteration so require. Depreciation and wear from ordinary use for the purpose for which Tenant is responsible shall be completed to the latest practical date prior to such surrender.

    15.2 Fixtures

         (a) All fixtures placed upon the Premises during the term, other than Tenant's trade fixtures, shall, at Landlord's option, become the property of Landlord. Tenant's trade fixtures include, without limitation, air compressors in shop area (but excluding air lines that are attached to the wall) and overhead bridge cranes and hoists attached to the shop ceiling, and those additional trade fixtures placed on the Premises during the term of this Lease. If Landlord's applicable consent referenced in Section 5 so requires, Tenant shall remove any or all fixtures placed upon the Premises by the Tenant that would otherwise remain the property of Landlord, and shall repair any physical damage resulting from the removal. If Tenant fails to remove such fixtures, Landlord may do so and charge the cost to Tenant with interest at the 9.00% from the date of expenditure.

         (b) Prior to expiration or other termination of the Lease term Tenant shall remove all furnishings, furniture, and trade fixtures that remain its property. If Tenant fails to do so, this shall be an abandonment of the property, and Landlord may retain the property and all rights of Tenant with respect to it shall cease or, by notice in writing given to Tenant within 20 days after removal was required, Landlord may elect to hold Tenant to its obligation of removal. If Landlord elects to require Tenant to remove, Landlord may effect a removal and place the property in public storage for Tenant's account. Tenant shall be liable to Landlord for the cost of removal, transportation to storage, and storage, with interest at the 12.00% on all such expenses from the date of expenditure by Landlord.

    15.3 Holdover

         (a) If Tenant does not vacate the Premises at the time required, Landlord shall have the option to treat Tenant as a tenant from month-to-month, subject to all of the provisions of this Lease except the provisions for term and renewal and at a rental rate equal to the rent last paid by Tenant during the original term, or to eject Tenant from the Premises and recover damages caused by wrongful holdover. Failure of Tenant to remove fixtures, furniture, furnishings, or trade fixtures that Tenant is required to remove under this Lease shall constitute a failure to vacate to which this Section shall apply if the property not removed will substantially interfere with occupancy of the Premises by another tenant or with occupancy by Landlord for any purpose including preparation for a new tenant.

         (b) If a month-to-month tenancy results from a holdover by Tenant under this Section 15.3, the tenancy shall be terminable at the end of any monthly rental period on written notice from Landlord given not less than ten
(10) days prior to the termination date which shall be specified in the notice. Tenant waives any notice that would otherwise be provided by law with respect to a month-to-month tenancy.

Section 16.Miscellaneous

    16.1 Nonwaiver. Waiver by either party of strict performance of any provision of this Lease shall not be a waiver of or prejudice the party's right to require strict performance of the same provision in the future or of any other provision.

    16.2 Attorney Fees. If suit or action is instituted in connection with any controversy arising out of this Lease, the prevailing party shall be entitled to recover in addition to costs such sum as the court may adjudge reasonable as attorney fees at trial, on petition for review, and on appeal.

    16.3 Notices. Any notice required or permitted under this Lease shall be given when actually delivered or 48 hours after deposited in United States mail as certified mail addressed to the address first given in this Lease or to such other address as may be specified from time to time by either of the parties in writing.

    16.4 Succession. Subject to the above-stated limitations on transfer of Tenant's interest, this Lease shall be binding on and inure to the benefit of the parties and their respective successors and assigns.

    16.5 Recordation. Landlord shall execute and acknowledge a memorandum of this lease in a form suitable for recording, and Tenant may record the memorandum.


    16.6 Entry for Inspection. Landlord shall have the right to enter upon the Premises upon reasonable advance notice to determine Tenant's compliance with this Lease, to make necessary repairs to the building or to the Premises, or to show the Premises to any prospective tenant or purchaser, and in addition shall have the right, at any time during the last two (2) months of the term of this Lease, to place and maintain upon the Premises notices for leasing or selling of the Premises.

    16.7 Interest on Rent and other Charges. Any rent or other payment required of Tenant by this Lease shall, if not paid within ten (10) days after it is due, bear interest at the rate of 12% per annum (but not in any event at a rate greater than the maximum rate of interest permitted by law) from the due date until paid. In addition, if Tenant fails to make any rent or other payment required by this Lease to be paid to Landlord within ten (10) days after it is due, Landlord may elect to impose a late charge of five cents ($.05) per dollar of the overdue payment to reimburse Landlord for the costs of collecting the overdue payment. Tenant shall pay the late charge upon demand by Landlord. Landlord may levy and collect a late charge in addition to all other remedies available for Tenant's default, and collection of a late charge shall not waive the breach caused by the late payment.

    16.8 Proration of Rent. In the event of commencement or termination of this Lease at a time other than the beginning or end of one of the specified rental periods, then the rent shall be prorated as of the date of commencement or termination and in the event of termination for reasons other than default, all pre paid rent shall be refunded to Tenant or paid on its account.

    16.9 Time of Essence. Time is of the essence of the performance of each of Tenant's and Landlord's obligations under this Lease.

Section 17.Arbitration

    17.1 Any dispute arising out of or relating to this Lease that cannot be resolved by good faith negotiations between the parties shall be submitted to J.A.M.S./Endispute in Seattle, Washington for non-binding mediation. Such mediation shall take place and be completed within sixty (60) days after either party declares good faith negotiations to be at an end. If complete compromise and settlement is not achieved through mediation, any remaining issues shall be submitted to J.A.M.S./Endispute in Seattle, Washington for final and binding arbitration pursuant to J.A.M.S./Endispute's Streamlined Arbitration Rules and Procedures. The substantive and procedural law of the State of Washington shall govern this Lease and the mediation and arbitration proceedings. All statutes of limitation which would otherwise be applicable will apply to the arbitration proceedings. There will be one arbitrator agreed upon by the parties or, if not agreed, selected by the J.A.M.S./Endispute judge/arbitrators. The arbitrator shall conduct an arbitration hearing within ninety (90) days after the arbitration demand is received by J.A.M.S./Endispute in Seattle, Washington.
The arbitrator shall issue a written award within fourteen (14) days after the hearing.

    17.2 The arbitrator may award damages, injunctive relief and/or any other relief available in law or equity under Washington law. The prevailing party in the arbitration shall be entitled to an award of costs and reasonable attorneys' fees in addition to any other award or relief granted. The arbitration award shall be final and may be reduced in judgment in any court of competent jurisdiction.

    17.3 Absent fraud, collusion or willful misconduct by the arbitrator, the award will be final, and judgment may be entered in any court having jurisdiction thereof. The arbitrator may award injunctive relief or any other remedy available from a judge, including the joinder of parties or consolidation of this arbitration with any other involving common issues of law or fact or which may promote judicial economy, and may award attorneys' fees and costs to the prevailing party but will not have the power to award punitive or exemplary damages.

    17.4 If J.A.M.S/Endispute is no longer in existence at the time of any dispute subject to this Section 17, the parties agree to use an alternative arbitration service using substantially similar rules and procedures.

    IN WITNESS WHEREOF, the parties hereto have caused this Lease to be executed the day and year first herein written.

    Landlord:           AVALON ISLAND, L.L.C.

                        By:

                        Its:



    Tenant:             WESTERN POWER & EQUIPMENT CORP.

                        By:                 Its:


[ACKNOWLEDGEMENTS ON FOLLOWING PAGE]

STATE OF WASHINGTON     )
                        ) ss.
County of      )

    I certify that I know or have satisfactory evidence that is the person who appeared before me, and said person acknowledged that said person signed this instrument, on oath stated that said person was authorized to execute the instrument, and acknowledged it as the of Avalon Island, L.L.C., a Washington limited liability company, to be the free and voluntary act of such company for the uses and purposes mentioned in the instrument.

    Dated this              day of                                , 1995.


                      (Signature of Notary)


              (Legibly print or Stamp Name of Notary)
    Notary Public in and for the state of Washington, residing at

    My Appointment Expires

STATE OF WASHINGTON     )
                        ) ss.
County of      )

    I certify that I know or have satisfactory evidence that is the person who appeared before me, and said person acknowledged that said person signed this instrument, on oath stated that said person was authorized to execute the instrument, and acknowledged it as the of Western Power & Equipment Corp., an Oregon corporation, to be the free and voluntary act of such corporation for the uses and purposes mentioned in the instrument.

    Dated this              day of                                , 1995.


                      (Signature of Notary)


              (Legibly print or Stamp Name of Notary)
    Notary Public in and for the state of Washington, residing at

    My Appointment Expires

                  EXHIBIT A


    The land is located in the county of King, state of Washington, and is described as follows:

    Parcel A:

    Lot 4, City of Auburn Short Plat No. SP-31-79, as recorded under King County Recording No. 8302030070, being a correction of short plat survey recorded under King County Recording No. 7912260411; except that portion as conveyed to the City of Auburn under King County Recording No. 8107150753.


    Parcel B:

    Lot 3 and the South 143.08 feet of Lot 2, City of Auburn Short Plat No. 32-79, as recorded under King County Recording No. 8005080385, being a correction of short plat surveys recorded under King County Recording Nos. 8003230699 and 7912260412; except that portion conveyed to the City of auburn under King County Recording No. 8407230781.

    Both situate in the County of King, State of Washington.

    Commonly known as 2702 West Valley North, Auburn, Washington.